Exhibit 10.25

RESTRICTED STOCK INDUCEMENT
AWARD AGREEMENT
(Shares not issued under the Equity Compensation Plan)

        THIS RESTRICTED STOCK AWARD AGREEMENT (the "Agreement") reflects the offer of an inducement award of Restricted Stock pursuant to the terms set forth herein as of this 3rd day of December, 2003, by MEDTOX Scientific, Inc. (formerly EDITEK, Inc.), a Delaware corporation, to Robert C. Bohannon (the "Participant").

        For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

    1.        Defined Terms. Unless the context clearly requires otherwise, capitalized terms shall have the meaning specified in the MEDTOX Scientific, Inc. Equity Compensation Plan (the “Plan”).

    2.        Award. The Committee hereby offers to Participant 5,500 shares of MEDTOX Scientific, Inc. (the “Restricted Stock”). These shares of stock are not being offered as part of the Equity Compensation Plan. Unless this offer of Restricted Stock is accepted and a fully executed copy of this Agreement is delivered to the Committee within 60 days, this offer shall lapse.

    3.        Restriction Period. Except as otherwise provided herein, if the Participant’s employment with the Company terminates prior to the third anniversary of the offer date of this Agreement (the “Restriction Period”), all shares of Restricted Stock subject to this Agreement shall be forfeited by the Participant and shall revert to the Company.

    4.        Waiver of Restriction Period. All restrictions, including employment during the Restriction Period, shall be waived if one of the following events occurs:

               a.        an Acceleration Event;

               b.        death of the Participant;

               c.        Disability; or

               d.        the restrictions are waived in the sole discretion of the Chief Executive Officer of the Company or the Committee, in the case of an award to the Chief Executive Officer of the Company.

    5.        Non-Transferability, Possession and Delivery of Shares. A Participant may not sell, exchange, transfer, pledge, hypothecate or otherwise dispose of Restricted Stock during the Restriction Period. The certificates representing shares of Restricted Stock shall be held in custody by the Company until the Restriction Period expires or until restrictions thereon otherwise lapse, and the Participant shall deliver to the Company a stock power endorsed in blank relating to the Restricted Stock. If the Restriction Period expires without a prior forfeiture of the Restricted Stock or in the case of the occurrence of an Acceleration Event, unrestricted certificates for such shares shall be delivered to the Participant.

    6.        Taxes and Withholding. The Company may make such provisions and take such steps as it may deem necessary or appropriate for the withholding or payment of any taxes which the Company is required by any law or regulation of any governmental authority, whether federal, state or local, domestic or foreign, to withhold or pay in connection with all or any portion of this award. Participant agrees to give the Committee prompt written notice of any election made by such Participant under Section 83(b) of the Code, or any similar provision thereof.

    7.        Voting and Dividend Rights. During the Restriction Period, the Participant shall possess all of the rights of a shareholder of the Company, including the right to vote the shares to the extent, if any, such shares possess voting rights and the right to receive any dividends. In the event the Company declares a stock dividend on the Restricted Stock, such shares shall be subject to the same restrictions as the underlying Restricted Stock and shall be paid to the Company to be held in custody for the benefit of the Participant.

    8.        Miscellaneous. Nothing in the Plan or this Agreement shall confer upon any Participant any right to continue in the employ of the Company, or to serve as a director thereof, or interfere in any way with the right of the Company to terminate his or her employment at any time. No award granted shall be deemed salary or compensation for the purpose of computing benefits under any employee benefit plan or other arrangement of the Company for the benefit of its employees unless the Company shall determine otherwise. No Participant shall have any claim to an award until it is actually granted under the Plan. To the extent that any person acquires a right to receive payments from the Company under the Plan or this Agreement, such right shall, except as otherwise provided by the Committee, be no greater than the right of an unsecured general creditor of the Company.

        The grant of an award shall be subject to all applicable federal and state laws, rules, and regulations and to such approvals by any United States government or regulatory agency as may be required.

        This Agreement, the Plan and all actions taken hereunder shall be governed by the laws of the State of Delaware. If the provision of this Agreement is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Agreement under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Agreement, it shall be stricken and the remainder of the Agreement shall remain in full force and effect.

    9.        Acceptance. The terms and provisions of this Agreement and the Plan shall be binding upon, and shall inure to the benefit of the Participant and his or her executors or administrators, heirs, and personal and legal representatives. Execution of this Agreement below shall signify the Participant’s acceptance of this Agreement together with the Plan and that they set forth all of the provisions, agreements, conditions, understandings, warranties and representations between the parties with respect to the Restricted Stock and that there are no premises, agreements, conditions, understandings, warranties, or representations, oral or written, express or implied, between the parties with respect to the Restricted Stock other than as set forth in the Agreement and Plan.

MEDTOX Scientific, Inc.

By:   /s/ Richard J. Braun
         Richard J. Braun
         Its:  CEO/President

Accepted by:

/s/ Robert C. Bohannon
Participant

Date: December 3, 2003